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ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of December 1, 2013, by and among DEUTSCHE MORTGAGE & ASSET RECEIVING CORPORATION, as Depositor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master Servicer, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Special Servicer, U.S. BANK NATIONAL ASSOCIATION, as Trustee, SITUS HOLDINGS LLC, as Operating Advisor, and DEUTSCHE BANK TRUST COMPANY AMERICAS, as Certificate Administrator, Paying Agent and Custodian with respect to Commercial Mortgage Pass-Through Certificates, Series COMM 2013-CCRE13 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 10.11 of this Agreement, Daniel Marthinsen, Managing Director of Special Servicing and Timothy S. Ryan, Managing Director of Customer Relationship Management, do hereby certify that:

1.	A review of the activities of the Special Servicer during the period from January 1, 2018 through December 31, 2018 (the “Reporting Period”), and of its performance per the Agreement during such period has been made under my supervision, and
2.	To the best of my knowledge, based on such review, the Special Servicer has fulfilled all of its obligations under this Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 28th day of February 2019.

Daniel Marthinsen	Timothy S. Ryan
Managing Director	Managing Director
Wells Fargo Bank	Wells Fargo Bank

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